Execution Version

ADVANCED SERIES TRUST

AST BlackRock Low Duration Bond Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 18th day of May 2020 between PGIM Investments LLC (PGIM Investments), a New York limited liability company and AST Investment Services, Inc. (ASTIS), a Maryland corporation (together, the Co- Managers), and each of BlackRock Financial Management, Inc. (BlackRock Financial), a Delaware corporation, BlackRock International Limited (BlackRock International), a corporation organized under the laws of Scotland with registered number SC160821, BlackRock (Singapore) Limited (BlackRock Singapore), a company incorporated under the laws of Singapore (collectively, BlackRock or the Subadvisers),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments and ASTIS act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

WHEREAS, BlackRock International is authorized and regulated in the United Kingdom by the Financial Conduct Authority and BlackRock Singapore is a company incorporated under the laws of Singapore and licensed by the Monetary Authority of Singapore. BlackRock Financial, BlackRock International and BlackRock Singapore are each registered with the Securities and Exchange Commission (the Commission) as an investment adviser under the Investment Advisers Act of 1940, as amended (the Advisers Act).

Based on the information supplied by the Co-Managers, BlackRock International has categorized the Co-Managers and the Trust as Professional Clients. By accepting the provision of investment management services, the Co-Managers acknowledge and accept this categorization. The Co-Managers and the Trust have the right to request a different categorization at any time from BlackRock International, however, BlackRock International only provides services to Professional Clients and will no longer be able to provide services to the Co-Manager and the Trust in the event of a request for change of categorization.

References in the Subadvisory Agreement to the "Supplemental Disclosures" means the document of that title provided to potential clients of BlackRock International and its delegates prior to investment that contains BlackRock International's disclosures, as amended and notified to the Co-Managers from time to time.

This Subadvisory Agreement supersedes all previous subadvisory agreements between BlackRock and the Co- Managers with respect to the AST BlackRock Low Duration Bond Portfolio.

NOW, THEREFORE, the Parties agree as follows:

1.(a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadvisers shall manage such portion of the Trust's portfolio as delegated to the Subadvisers by the Co-Managers, including the purchase, retention and disposition of securities, exchange traded funds, repurchase and reverse repurchase agreements, derivatives contracts, options, futures contracts, options on futures contracts, and swap agreements and other financial instruments, all in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time and previously provided to the Subadvisers, being herein called the "Prospectus"). The Co-Managers hereby authorize the Subadviser , as agent on behalf of the Trust, to negotiate, enter into, amend, and perform any and all obligations and exercise any and all rights under: (x) any affirmation platform and middleware provider agreements, trading platform and exchange agreements, clearinghouse agreements or similar types of agreements,: (y) brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts and (z) International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, limited partnership agreements, repurchase agreements, and such agreements and other documentation as may be required for the purchase or sale, assignment, transfer, and ownership of any permitted investment; provided, however, that upon request the Subadviser will supply the Co-Managers with copies of any ISDA Master Agreements and the related schedules and annexes. The Co-Managers acknowledge and understand that the Trust and the Co-

Managers, as applicable, will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes as permitted hereunder. The Subadviser is permitted to open and maintain brokerage or other trading accounts in the name of the Trust, and complete all such account opening forms and agreements and provide relevant "know your customer" and other information regarding the Trust. The assets the Trust has provided to BlackRock for management may be transferred by BlackRock as collateral or margin free and clear of any lien, pledge, claim, charge or encumbrance granted directly by the Trust, consistent with the Prospectus and applicable law. The Subadviser's management of such portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers shall be subject to the following additional understandings:

(i)The Subadvisers shall provide investment advisory services to such portion of the Trust's investments as the Co- Managers shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash. The Subadvisers may delegate the performance of services and functions under this Agreement to an "affiliated person" (as defined in the 1940 Act), including foreign affiliates, of the Subadvisers so long as: (v) such delegation and the resulting performance of services and functions hereunder by any such "affiliated person" is not prohibited by, or inconsistent with the requirements of, applicable law, including the 1940 Act; (w) such delegation and the resulting performance of services and functions hereunder by any such "affiliated person" is not deemed to be advisory services under this Agreement; (x) BlackRock retains ultimate discretionary authority over any portfolio management services provided by any such "affiliated person"; (y) BlackRock exercises appropriate oversight of the performance of services and functions hereunder by any such "affiliated person"; and (z) BlackRock does not pay any portion of the subadvisory fee received from the Co-Managers hereunder to such "affiliated person". Notwithstanding anything herein to the contrary, the Subadvisers' liability to the Co-Managers under this Agreement shall not be affected in any way whatsoever by any delegation of services by the Subadvisers to any "affiliated person" of the Subadviser. In addition, notwithstanding any other provision of the Agreement, the Subadvisers: (xx) may provide information about the Co- Managers and the Trust to any "affiliated person" of the Subadvisers to which the performance of services and functions has been delegated hereunder; (yy) will act in good faith and with due diligence in the selection, use, and monitoring of any "affiliated person" of the Subadvisers to which the performance of services and functions has been delegated hereunder; and (zz) shall ensure that any "affiliated person" of the Subadvisers to which the performance of services and functions has been delegated hereunder is subject to confidentiality and non-disclosure obligations that are substantially similar to the confidentiality and non-disclosure obligations to which the Subadvisers are subject with respect to the Trust.

(ii)In the performance of its duties and obligations under this Agreement, each Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust and the Prospectus of the Trust, each as provided to the Subadvisers by the Co-Managers (the Trust Documents) and with the reasonable written instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, co-operate with the Co-Managers' (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, each as applicable, and all other applicable federal and state laws and regulations, provided that compliance with the Code shall be solely with respect to the assets of the Trust under management of the Subadvisers and based solely upon information provided by the Trust's administrator, custodian and other service providers. In connection therewith, the Subadvisers shall provide reasonable assistance to the Co- Managers in preparing and filing such reports as are, or may in the future be, required by the Commission. For the avoidance of doubt, the Subadvisers are not responsible for preparing or filing any reports on behalf of the Co-Managers or the Trust.

The Co-Managers shall supply the Subadvisers in advance with written copies of such policies and procedures of the Trust applicable to each Subadviser's performance of its duties and obligations in managing the Trust's portfolio (or allocated portion thereof, as applicable), as well as any amendments, supplements or modifications thereto within a reasonable time before they become effective. The Co-Managers agree that the Subadviser shall not be responsible for compliance with the policies and procedures of the Trust not provided to the Subadviser, or not agreed upon in writing by the Subadviser, in advance in accordance with this paragraph.

(iii)In effecting transactions for the Trust, BlackRock International will act in the Trust's best interests and comply with any applicable obligations regarding best execution under the Financial Conduct Authority Rules (the "FCA Rules"). The Co-Managers confirm that they have been provided with a copy of the Supplemental Disclosures, as amended and notified to the Co-Managers from time to time, which includes information on BlackRock International's order execution policy (the "Order Execution Policy"). The Co-Managers confirm that they have read and understood, and agree to, the Order Execution Policy. In particular, the Co-Managers consent to (i) BlackRock International trading through brokers/counterparties and /or outside of a Trading Venue (as defined in the FCA Rules) and (ii) some or all orders resulting from BlackRock International's decisions to deal on the Co-Managers' behalf, or received from the Co-Manager, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Specific instructions from the Co-Managers in relation to the execution of orders may prevent BlackRock International from following its Order Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions.

The Subadvisers shall determine the securities and futures contracts and other financial instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including but not limited to any broker or dealer affiliated with the Co- Managers or the Subadvisers) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct to the Subadvisers in advance in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadvisers will give consideration to securing the most favorable price and efficient execution as more fully detailed in its Order Execution Policy. Within the framework of this policy, the Subadvisers may consider the size of trade, financial responsibility, reputation, financial condition, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadvisers' other clients may be a party. The Co-Managers (or the Subadvisers) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadvisers) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealers would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealers, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadvisers) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadvisers deem the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadvisers, the Subadvisers, to the extent permitted by applicable laws and regulations including, for the avoidance of doubt the FCA Rules, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisers in the manner the Subadvisers consider to be the most equitable and consistent with its fiduciary obligations (as defined under U.S. law) to the Trust and to such other clients.

The Co-Managers acknowledge that BlackRock International does not hold Client Money and/or Safe Custody Assets for the Co-Managers and/or the Trust under the Client Asset Rules (the "CASS Rules") of the FCA.

In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws, rules, and regulations, including, without limitation, Section 17(e) of the 1940 Act and Rule 17e-1 promulgated thereunder, and in accordance with the Subadviser's policies and procedures, each Subadviser may engage its affiliated persons, the affiliated persons of the Co-Managers, or any other subadviser to the Trust and such Subadvisers' affiliated persons, as broker-dealers to effect portfolio transactions in securities and other investments for the Trust.

From time to time, when determined by Subadvisers in their capacity of a fiduciary to the Trust to be in the best interests of the Trust, the Subadvisers may purchase securities from, or sell securities on behalf of the Trust to, another account for which the Subadvisers serve as investment manager or subadviser at the current market price for the relevant securities in accordance with the Subadvisers' policies and procedures adopted pursuant to Rule 17a-7 under the 1940 Act and other applicable law. Notwithstanding the foregoing and pursuant to Trust's 17a-7 Procedures, a copy of which shall be provided to Subadviser, Subadviser shall provide to the Co-Managers: (i) quarterly reports on the 17a-7 transactions entered into on behalf of the Trust (ii) all reasonable information necessary for the Board of Trustees of the Trust to review such transactions.

(iv)The Subadvisers shall maintain all books and records with respect to the Trust's portfolio transactions effected by them as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadvisers shall make reasonably available during the Subadvisers' normal business hours their employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities managed by the Subadvisers.

(v)All assets of the portion of the Trust managed by the Subadvisers shall be held by a custodian who has been appointed by the Co-Managers and notified in writing to the Subadvisers (the Custodian). The Co-Managers acknowledge that they have been and will be solely responsible for the selection, appointment, monitoring and supervision of the Custodian. The Co-Managers agree to notify the Subadvisers as soon as reasonably practicable in advance of any change to the Custodian. The Subadvisers or their affiliates shall provide the Custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets they manage, and shall provide the Co-Managers with such information upon reasonable request of the Co-Managers.

(vi)The investment management services provided by the Subadvisers hereunder are not to be deemed exclusive, and the Subadvisers shall be free to render similar services to others. Conflicts of interest and material interests are described in the Supplemental Disclosures. Conversely, the Subadvisers and the Co-Managers understand and agree that if the Co-Managers manage the Trust in a "manager-of-managers" style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadvisers through quantitative and qualitative analysis and consultations with the Subadvisers, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadvisers recognize that their services may be terminated or modified pursuant to this process.

(vii)The Subadvisers acknowledge that the Co-Managers and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule

12d3-1 and Rule 17e-l under the 1940 Act, and the Subadvisers hereby agree that they shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(viii)In the event the Co-Managers or Custodian engages in securities lending activities with respect to the portion of the Trust managed by the Subadvisers, the Subadvisers will not be a party to or may not necessarily be aware of such lending activities. It is understood that the Subadvisers shall not be responsible for settlement delay or failure, corporate action failure or any related costs or loss due to such activities.

(ix)The Subadvisers shall not be responsible for filing proofs of claim or otherwise initiating or otherwise determining to participate in class action lawsuits with respect to securities held by that portion of the Trust managed by the Subadvisers.

(a)With respect to the portion of the Trust's assets the Subadvisers manage, the Subadviser shall keep the Trust's books and records required to be maintained by the Subadvisers pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadvisers' services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadvisers agree that all records which they maintain for the Trust are the property of the Trust, and the Subadvisers will surrender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadvisers may retain a copy of such records. The Subadvisers further agree to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(b)In connection with their duties under this Agreement, the Subadvisers agrees to maintain adequate compliance procedures reasonably designed to prevent violations of the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and other applicable state and federal laws and regulations.

(c)Each Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and are members in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. If applicable, the Subadvisers shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadvisers agree to notify the Co-Managers within a commercially reasonable time upon (i) a statutory disqualification of the Subadvisers under Sections 8a(2) or 8a(3) of the CEA or (ii) a suspension, revocation or limitation of the Subadvisers' commodity trading advisor registration or NFA membership.

(d)The Subadvisers shall maintain a written code of ethics (the Code of Ethics) that they reasonably believe complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadvisers shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadvisers represent that they maintain adequate compliance procedures to ensure their compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadvisers represent that they have policies and procedures regarding the detection and prevention of the misuse of material, non- public information by the Subadvisers and their employees as required by the applicable federal securities laws.

(e)The Subadvisers shall furnish to the Co-Managers (i) copies of all records prepared in connection with the performance of this Agreement and (ii) summaries of, or the opportunity to review printed copies of, compliance procedures maintained pursuant to paragraph 1(e) hereof, each as the Co-Managers may reasonably request, subject to applicable law, attorney-client privilege and confidentiality restrictions.

(f)The Subadvisers shall be responsible for the voting, or the abstaining from voting, of all shareholder proxies with respect to the investments and securities managed by the Subadvisers and held in the Trust's portfolio, in accordance with their standard proxy voting guidelines, and subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(g)Upon reasonable request from the Co-Managers, the Subadvisers (through a qualified person) will reasonably assist the valuation committee of the Trust or the Co-Managers in valuing investments of the Trust managed by the Subadvisers as may be required from time to time, including making available information of which the Subadvisers have knowledge related to the investments being valued, provided that the Subadviser shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Trust pursuant to the Trust's Fair Valuation Policies and Procedures. For the avoidance of doubt, the Subadvisers are not the valuation agents for the Trust.

(h)The Co-Managers have or will furnish the Subadviser with properly certified or authenticated copies of, each of the following prior to the date hereof:

(i)the Declaration of Trust;

(ii)the By-Laws;

(iii)resolutions of the Board of Trustees of the Trust authorizing the appointment of the Subadviser and approving the execution of this Agreement by the Co-Managers;

(iv)the Prospectus; and

(v)any applicable written instructions and directions of the Co-Managers.

During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing: (i) ten (10) business days (or such other time as may be mutually agreed) after receipt thereof with respect to prospectuses and proxy statements which refer to the Subadviser in any way and (ii) five (5) business days (or such other time as may be mutually agreed) after receipt thereof with respect to reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public which refer to the Subadvisers in any way. Sales literature may be furnished to the Subadvisers hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery. The Co-Managers agree to use commercially reasonable efforts to ensure that materials prepared by their employees or agents or their affiliates that refer to the Subadvisers are consistent with those materials previously approved by the Subadvisers as referenced in the first sentence of this paragraph. It is understood that "BlackRock" is the name of the Subadvisers' parent company, BlackRock, Inc., and any derivative names or logos associated with such name are the valuable property of the Subadvisers, that the Trust has the right to include such phrase as a part of the name of the series of the Trust managed by the Subadvisers or for any other purpose only so long as this Agreement shall continue, and that BlackRock does, in fact, consent to the use of such name as a part of the name of the series of the Trust identified herein. Upon a termination or expiration of this Agreement, the Co-Managers shall, as promptly as reasonably practicable after a termination or expiration of this Agreement: (i) supplement or otherwise amend the Prospectus to indicate that BlackRock no longer serves as a subadviser to the Trust; (ii) discontinue any new production or publication of sales literature bearing the name "BlackRock" or any related name, mark, or logo; and (iii) "buckslip" or otherwise supplement sales literature in the possession of the Co-Managers or its affiliates bearing the name "BlackRock" or any related name, mark, or logo to indicate that such firm no longer serves as a subadviser to the Trust. Notwithstanding the foregoing, the Co-Managers may, after any termination or expiration of this Agreement, retain copies of sales literature bearing the name "BlackRock" or any related name, mark or logo only to fulfill applicable legal, compliance, and regulatory requirements, and for their document retention purposes. The Co-Managers will furnish the Subadvisers with copies of all amendments of or supplements to the foregoing that impact the management of the Trust within a reasonable time before they become effective to the extent reasonably practicable. Any amendments or supplements that impact the management of the Trust will not be deemed effective with respect to the Subadvisers until the Subadvisers' receipt thereof, notice of which will be provided to the Subadvisers, to the extent reasonably practicable, within a reasonable time before such amendments or supplements become effective.

(i)Each Co-Manager represents and warrants that: (i) it is registered with the Commission as an investment adviser under the Advisers Act; (ii) such registration is current and complete and complies with all material applicable provisions of the Advisers Act and the rules and regulations thereunder; (iii) it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement; (iv) its performance under this Agreement does not conflict with any law, regulation or order to which it is subject and (v) it will comply in all material respects with all laws (including applicable anti-corruption and anti-money laundering laws and regulations) and orders to which it may be subject in performance of its obligations under this Agreement and the execution, delivery and performance of this Agreement. This Agreement will not violate any laws or regulations or any constituent document, policy, guideline, contract or other document applicable to it in the provision of the services.

(j)With respect to BlackRock Singapore, the Co-Managers represent and warrant that: (i) there are no natural persons holding interests in the Trust, or any other persons whose information, if disclosed to BlackRock Singapore, will subject BlackRock Singapore to the provisions of the Personal Data Protection Act of Singapore; (ii) the assets of the Trust will not be derived from activities that contravene Singapore or international anti-money laundering laws and regulations; and (iii) the Trust is an "accredited investor" as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore. The Co-Managers hereby request not to receive a monthly or quarterly statement of account from BlackRock Singapore pursuant to Regulation 40(1A)(b)(ii) and Regulation 40(4)(b) of the Securities and Futures (Licensing and Conduct of Business Regulations).

2.The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadvisers' performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Custodian to provide) timely information to the Subadvisers regarding such matters as the composition of assets in the portion of the Trust managed by the Subadvisers, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadvisers to perform their duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadvisers).

3.For the services provided pursuant to this Agreement, the Co-Managers shall pay BlackRock Financial as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadvisers as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadvisers, shall not cause a reduction in the amount of the payment to the Subadvisers by the Co-Managers.

4.(a) The Subadvisers acknowledge that, in the course of its engagement by the Co-Managers, the Subadvisers may receive or have access to confidential and proprietary information of the Co-Managers or third parties with whom the Co-Managers conducts business. Such information is collectively referred to as "Confidential Information." Confidential Information includes the Co-Managers' business and other proprietary information, written or oral.

(b)The Subadvisers certify that (i) their treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) they have implemented and currently maintains an effective written information security program ("Information Security Program") including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Co-Managers, or to any person who may be identified by Confidential Information. The Subadvisers shall immediately notify the Co-Managers if the Subadvisers are in material breach of this Section. At the Co-Managers' request, the Subadvisers agree to certify in writing to the Co-Managers, its compliance with the terms of this Section.

(c)The Subadvisers shall notify the Co-Managers or its agents of its designated primary security manager. The security manager will be responsible for managing and coordinating the performance of the Subadvisers' obligations set forth in its Information Security Program and this Agreement.

(d)The Subadvisers shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadvisers' business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information. During the course of providing the services, the Subadvisers may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)The Subadvisers shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser's Employees who require such access in order to provide the services to the Co-Managers.

(f)The Subadvisers shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadvisers' compliance with its Information Security Program and the laws applicable to the Subadvisers.

(g)The Subadvisers shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Co-Managers' Confidential Information, the Subadvisers shall promptly report a summary of those findings to the Co-Managers upon request.

(h)The Subadvisers shall notify the Co-Managers, promptly and without unreasonable delay, but in no event more than 48 hours of confirmation of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information that has occurred (a "Security Incident"). Thereafter, the Subadvisers shall: (i) promptly furnish to the Co-Managers full details of the Security Incident; (ii) assist and cooperate with the Co-Managers and the Co-Managers' designated representatives in the Co-Managers's investigation of the Subadvisers, Employees or third parties related to the Security Incident. The Subadvisers will provide the Co-Managers with physical access to the facilities and operations affected, facilitate the Co-Managers' interviews with Employees and others involved in the matter, and make available to the Co-Managers all relevant records, logs, files, and data; (iii) cooperate with the Co-Managers in any litigation or other formal action against third parties deemed necessary by the Co-Managers to protect the Co-Managers' rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

(i)Upon the Co-Managers' reasonable request at any time during the term of the Agreement, the Subadvisers shall promptly provide the Co-Managers with information related to the Subadvisers' information security safeguards and practices.

(j)For the purpose of auditing the Subadvisers' compliance with this Section, the Subadvisers shall provide to the Co-Managers, on reasonable notice: (a) access to the Subadvisers' information processing premises and records;

(b)reasonable assistance and cooperation of the Subadvisers' relevant staff; and (c) reasonable facilities at the Subadvisers' premises.

5.The Co-Managers acknowledges that the Subadvisers do not guarantee investment results. The Co-Managers further recognizes and agrees that the Subadvisers may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Trust. The Subadvisers shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Co-Managers in any way or otherwise be deemed an agent of the Trust or the Co-Managers except in connection with the investment management services provided by the Subadvisers under this Agreement. The Subadvisers and their affiliates shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadvisers' part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co- Managers or the Trust may have against the Subadvisers under federal or state securities laws. The Subadvisers and their affiliates shall not be liable or responsible for any loss incurred in connection with any act or omission of any of the Trust's trustees, administrators, custodian, or any broker-dealer or other third party (including any other subadviser to the Trust) in the absence of the Subadvisers' willful misfeasance, bad faith or gross negligence. The Co-Managers shall indemnify the Subadvisers, their affiliated persons, its agents, officers, directors and employees for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadvisers shall indemnify the Co-Managers, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadvisers' willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

6.This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Co-Managers or the Subadvisers at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadvisers agree that they will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadvisers.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTIS); (2) to the Trust at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention:

Secretary; (3) to BlackRock Financial at BlackRock Financial Management, Inc., 1 University Square Drive, Princeton, NJ 08540-6455, Attention: Kerrianne Berneck; with a copy to: BlackRock Financial Management, Inc., Attention email:blk-sa-serviceteam@blackrock.com. Telephone conversation between the Co-Managers and BlackRock International, where required by the FCA Rules, will be recorded.

Each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include use of e-mail, the internet or other electronic means, in the place of paper communications. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud. The Co-Managers each acknowledge that the Subadviser may not encrypt or digitally sign any information transferred by internet or e-mail nor shall the Subadviser be required to verify any communications received from the Co-Managers by e-mail.

7.Nothing in this Agreement shall limit or restrict the right of any of the Subadvisers' directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadvisers' right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.This Agreement may be amended by mutual written consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9.This Agreement shall be governed by the laws of the State of New York.

10.This Agreement is enforceable by the Co-Managers and the Subadvisers and by their successors in title and permitted assignees. No other person shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

11.Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is affected by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

BLACKROCK FINANCIAL MANAGEMENT, INC.

By: /s/ Melissa Buccilli

Name: Melissa Buccilli

Title: Director

BLACKROCK INTERNATIONAL LIMITED

By: /s/ Hannah Burns

Name: Hannah Burns

Title: Director

BLACKROCK INTERNATIONAL LIMITED

By: /s/ Jeremy Agnew

Name: Jeremy Agnew

Title: Managing Director

BLACKROCK (SINGAPORE) LIMITED

By: /s/ Sanjeev Malik

Name: Sanjeev Malik

Title: Managing Director

BLACKROCK (SINGAPORE) LIMITED

By: /s/ Toby Ritch

Name: Toby Ritch

Title: Managing Director

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by BlackRock Financial Management, Inc. (BlackRock Financial), BlackRock International Limited (BlackRock International) and BlackRock (Singapore) Limited (BlackRock Singapore, and collectively, BlackRock), PGIM Investments LLC and AST Investment Services, Inc. will pay BlackRock Financial a subadvisory fee on the net assets managed by BlackRock that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*,**

AST BlackRock Low Duration Bond Portfolio	0.20% of average daily net assets to $250 million;
0.15% of average daily net assets over $250 million

*In the event BlackRock invests Portfolio assets in other pooled investment vehicles it manages or subadvises, BlackRock will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to BlackRock with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

**For purposes of calculating the subadvisory fee, the assets managed by BlackRock Financial in the Portfolio will be aggregated with the assets managed by BlackRock International and BlackRock Singapore in the Portfolio. The subadvisory fee will be paid to BlackRock Financial.

Dated as of: May 18, 2020